Exhibit 10.162

EXECUTION COPY

RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
GENER8 MARITIME, INC. 2012 EQUITY INCENTIVE PLAN

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Participant:

Grant Date:

Number of Restricted Stock Units granted:

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THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Award Agreement”), dated as of the Grant Date specified above, is entered into by and between Gener8 Maritime, Inc., a Marshall Islands Corporation (the “Company”), and the Participant specified above, pursuant to the Gener8 Maritime, Inc. 2012 Equity Incentive Plan, as amended and restated in June 2015 (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock Units (“RSUs”) provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.                                      Incorporation By Reference; Plan Document Receipt.  This Award Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the RSUs hereunder), all of which terms and provisions are made a part of and incorporated in this Award Agreement as if they were each expressly set forth herein, provided that any subsequent amendment of the Plan shall not adversely affect Participant’s rights under this Award Agreement without the Participant’s written consent to such amendment.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Award Agreement and the terms of the Plan, the terms of this Award Agreement shall control.  Any capitalized term not defined in this Award Agreement (or, where applicable, in the Participant’s Employment Agreement(1), as defined below) shall have the same meaning as is ascribed thereto in the Plan.  For clarity, the 20% RSU installment that vests on the grant date and any other RSU installment vesting as of the IPO effective date is granted pursuant to the provisions of Section 9.1 of the Plan (the Other Stock-Based Awards section) which permits the grant of immediately vested awards.

(1) NTD: This version of the form grant agreement is for Participants having Employment Agreements.

2.                                      Grant of Restricted Stock Unit Award.  The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above.  Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Award Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason.  Subject to and except as provided in Section 5 below, the Participant shall not have the rights of a stockholder in respect of the Shares underlying this Award until such Shares are delivered to the Participant in accordance with Section 4.

3.                                      Vesting.

(a)                                 General.  Except as otherwise provided in this Section 3, RSUs subject to this Award shall vest in five equal annual installments on the five dates set forth below (each, a “Vesting Date”), provided that the Participant is then employed by the Company or one of its Subsidiaries as of such Vesting Date.

Vesting Date	Number of RSUs	Cumulative Vested
Grant Date	20% (the “First Tranche”)	20%
December 1, 2015	20% (the “Second Tranche”)	40%
December 1, 2016	20% (the “Third Tranche”)	60%
December 1, 2017	20% (the “Fourth Tranche”)	80%
December 1, 2018	20% (the “Fifth Tranche”)	100%

Except as provided herein or in the Plan, as amended, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date, subject to the Participant’s continued employment with the Company or any of its Subsidiaries through the applicable vesting date.

(b)                                 Change in Control.  All unvested RSUs shall immediately become vested upon a Change in Control; provided the Participant is continuously employed by the Company or its Subsidiaries through such date; and further provided, that, for the avoidance of doubt, an IPO of the Company or any of its Affiliates shall not constitute a Change in Control.

(c)                                  IPO.  In the event that the Participant remains continuously employed by the Company or its Subsidiaries through the closing of an IPO and such IPO occurs prior to the Vesting Date for the Second Tranche, the Participant shall immediately vest in the Second Tranche.  For the avoidance of doubt, following the IPO the Vesting Dates for each of the Third Tranche, Fourth Tranche and Fifth Tranche shall remain the same.  For purposes of this Award Agreement, “IPO” means an initial public offering, after the Grant Date, of any class of the common stock of the Company or any of its Affiliates pursuant to an offering registered under the Securities Act, other than any such offerings which are registered on Forms S-4 or S-8 under the Securities Act.

(d)                                 Certain Terminations of Employment.  Upon a Termination by the Company without Cause, (or, solely in the case where there is an employment agreement between the Company or a Subsidiary or Affiliate and the Participant at the time of the grant of this RSU (the “Employment Agreement”) that defines “good reason” (or words or a concept of like import), a termination by the Participant due to good reason (or words or a concept of like import), as determined pursuant to such Employment Agreement (“Good Reason”)) or as a result of the expiration of the Participant’s Employment Agreement resulting from the Company’s nonrenewal of the term of the Participant’s Employment Agreement, the Participant shall immediately vest upon the date of such Termination in the number of RSUs with a Vesting Date that falls in the year in which such Termination or non-renewal occurred (such Vested Date an “Interim Vesting Date”), plus an additional amount (if any) of the RSUs that would have vested on the next regularly scheduled Vesting Date following the Interim Vesting Date had the Participant remained continuously employed until such time, multiplied by a fraction, the numerator of which is the number of calendar days between the Interim Vesting Date and the first anniversary of the Participant’s Termination and the denominator of which is the total number of calendar days between the Interim Vesting Date and the next regularly scheduled Vesting Date.

(e)                                  Termination Due to Death or Disability.  Upon a Termination of Participant’s employment due to the Participant’s death or Disability (as defined in the Participant’s Employment Agreement, or, if no such Employment Agreement exists at the time of such Termination, the Plan), then the Participant’s then outstanding and unvested RSUs shall immediately vest in full as of the date of such Termination; provided, however, that such RSU vesting acceleration shall be reduced but not below zero, on a share equivalent basis at the time of payout, by the dollar value of any new life insurance benefits (if any) or new disability insurance benefits (if any) payable to the Participant or his estate or applicable beneficiaries in each case under any new coverages hereafter purchased by the Company, to the extent mutually agreed by the parties when the coverage is purchased, and excluding any new or existing coverages applicable to all employees or to all executives or otherwise provided to a participant without regard to the size of the participant’s RSU grant and to the extent that such offset does not cause the excise tax under Section 409A of the Internal Revenue Code to apply.

(f)                                   Forfeiture.  Any unvested RSUs (after taking into account any accelerated vesting expressly provided herein) shall be immediately forfeited upon the Participant’s Termination for any reason.  For the avoidance of doubt, once an RSU becomes vested, the Shares underlying such vested RSUs will be issued on the applicable Delivery Date provided in Section 4 whether or not the Participant incurs a Termination prior to such Delivery Date, except as provided in Section 6.

4.                                      Delivery of Shares.

(a)                                 Subject to Section 12, within three (3) business days following the “Delivery Date” provided in the table below, the Participant shall be issued the number of Shares that correspond to the number of RSUs in the particular tranche that became vested on the applicable Vesting Date for such tranche provided in Section 3 above.  In connection with the delivery of the Shares pursuant to this Award Agreement, the Participant agrees to execute any documents reasonably requested by the Company.  In no event shall a Participant be entitled to receive any Shares with respect to any unvested or forfeited portion of the RSU.

Tranche	Delivery Date
First Tranche	December 3, 2015
Second Tranche	December 3, 2015
Third Tranche	December 5, 2016
Fourth Tranche	December 4, 2017
Fifth Tranche	December 3, 2018

Notwithstanding the above, if the Vesting Date of any portion of one or more RSU installments is accelerated as provided in Sections 3(b), 3(d) or 3(e) by reason of a Change in Control or a termination of the Participant’s employment due to death or Disability or a termination by the Company without Cause or by the Participant for Good Reason, and in each case if consistent with the “short-term” deferral rules of Section 409A of the Internal Revenue Code, the Delivery Date for such accelerated RSUs shall be twenty (20) business days (5 business days in the event of a Change in Control) after the applicable acceleration event applicable to such RSUs.

(b)                                 Blackout Periods.  Notwithstanding the above, if the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) March 15 of the calendar year following the calendar year in which the applicable RSUs became vested pursuant to Section 3.

5.                                      Dividends and Other Distributions.  The Participant shall be entitled to receive all dividends and other distributions paid with respect to the Shares underlying the RSUs, and any such dividends or other distributions will be paid in the same amount and form (cash or non-cash) as that paid directly to holders of Shares, provided that such dividends or other distributions will be subject to the same vesting requirements as the underlying RSUs, and shall be paid at the same time the related Shares are delivered pursuant to Section 4, and dividends on unvested RSUs shall be placed into escrow until such time as the shares for the related RSUs are issued and delivered or the underlying RSUs are forfeited; provided, further, that if any dividends or distributions are paid in Shares with respect to unvested Shares, the Shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the RSUs with respect to which they were paid.

6.                                      Forfeiture and Clawback. In the event the Company determines that the Participant has materially violated any of the provisions referred to in Section 7 hereto, and the Participant has failed to cure such violation to the satisfaction of the Company within thirty (30) days of written notice by the Company, then (a) any then outstanding unvested portion of this RSU shall immediately be terminated and forfeited for no consideration and (b) in the event that such violation occurs following an IPO but prior to December 1, 2015, 50% of the Second Tranche shall immediately be terminated and forfeited for no consideration.

7.                                      Restrictive Covenants.  As a condition to the receipt of the RSU and/or the issuance of shares hereunder, the Participant agrees to be subject to the Confidentiality, Non-Competition, Non-Solicitation, Noninterference and Nondisparagement restrictions set forth in Section 9(a) through (d) of the Participant’s Employment Agreement for the periods that such restrictions are applicable, and to the forfeiture and clawback provisions in Section 6 above. Participant also acknowledges the provisions of Section 9 of Participant’s Employment Agreement regarding, among other things, the reasonableness of the covenants set forth in Section 9(a)-9(d) of such Employment Agreement.

8.                                      Non-transferability.

(a)                                 Restriction on Transfers.  All RSUs, and any rights or interests therein, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Participant (or any beneficiar(ies) of the Participant), other than by testamentary disposition by the Participant or by the laws of descent and distribution, (ii) shall not be pledged or encumbered in any way at any time by the Participant (or any beneficiar(ies) of the Participant) and (iii) shall not be subject to execution, attachment or similar legal process.  Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of these RSUs, or the levy of any execution, attachment or similar legal process upon these RSUs, contrary to the terms of this Award Agreement and/or the Plan, shall be null and void and without legal force or effect.

(b)                                 Shareholders Agreement and Registration Agreement.  Notwithstanding anything herein to the contrary, the Participant (and any permitted transferee), and any Shares issued thereto in respect of this RSU, shall be subject to the provisions of each of the Company’s Shareholders’ Agreement and Registration Agreement (each as amended from time to time), and to the extent the Participant is not already a party to such agreements the Participant shall execute a joinder to such agreements as a condition to the settlement of the RSUs, to the extent that such agreements are then still in effect.

9.                                      Entire Agreement; Amendment.  This Award Agreement, together with the Participant’s Employment Agreement, the Plan and the Shareholders Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter; provided, however, that any agreement between the Company or any of its affiliates and the Participant with respect to post-termination obligations respecting confidentiality, the return of Company property, the treatment of Company intellectual property, non-competition, non-solicitation of customers or employees or other similar matters shall continue in effect in accordance with its terms.  The Committee shall have the right, in its sole discretion, to modify or amend this Award Agreement from time to time in accordance with and as provided in the Plan, but not in any manner or to any extent that would be adverse to the Participant without the Participant’s written consent at the time.  This Award Agreement may also be modified or amended by a writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such mutually-agreed-on modification or amendment of this Award Agreement as soon as practicable after the adoption thereof by the Company.

10.                               Acknowledgment of Employee.  This award of RSUs does not entitle Participant to any benefit other than that granted under this Award Agreement.  Any benefits granted under this Award Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.  Participant understands and accepts that the benefits granted under this Award Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Award Agreement and the Plan at any time, at its sole discretion and without notice, but not in any manner or to any extent that would be adverse to the Participant without the Participant’s written consent at the time.

11.                               Governing Law.  This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof, provided that any issues pertaining to Participant’s Employment Agreement shall be controlled by such Agreement and governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

12.                               Withholding of Tax.  As a condition to the distribution of Shares to the Participant, the Participant shall be required to pay in cash, or to make other arrangements reasonably satisfactory to the Company (including, without limitation, authorizing withholding from payroll and any other amounts payable to the Participant), an amount sufficient to satisfy any federal, provincial, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and medicare obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs.  Unless the tax withholding obligations of the Company are timely satisfied, the Company shall have no obligation to issue a certificate or book-entry transfer for such Shares.

13.                               No Right to Employment.  Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in accordance with the terms of Participant’s Employment Agreement.  Nothing in this Award Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment or service at any time, for any reason and with or without cause.

14.                               Notices.  Any notice which may be required or permitted under this Award Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

(a)                                 If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

(b)                                 If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time, with such copy or copies being distributed as stated in the notice provisions in Participant’s Employment Agreement, as it may be amended.

15.                               Compliance with Laws.  This issuance of RSUs (and the Shares underlying the RSUs) pursuant to this Award Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue these RSUs or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.

16.                               Binding Agreement; Assignment.  This Award Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as provided by Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.  The Company may not assign any portion of this Award Agreement without the prior written consent of the Participant except as otherwise provided in the Plan.

17.                               Counterparts.  This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

18.                               Conditions.  As a condition to the receipt of this RSU Award, the Participant hereby releases any rights and/or claims the Participant may have associated with, or in any way related to, any equity awards granted or required to be granted by the Company or any of its Affiliates under the Plan prior to the Grant Date; including, for the avoidance of doubt, pursuant to any Stock Option Agreement granted to the Participant pursuant to the General Maritime Corporation 2012 Equity Incentive Plan.

19.                               Headings.  The titles and headings of the various sections of this Award Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Award Agreement.

20.                               Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Award Agreement and the Plan and the consummation of the transactions contemplated thereunder.

21.                               Severability.  The invalidity or unenforceability of any provisions of this Award Agreement, including without limitation Section 7, in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Award Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Award Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first written above.

GENER8 MARITIME, INC.

By:

Name:

Title:

PARTICIPANT

Name:

Signature Page to Restricted Stock Unit Agreement